Gerald Commissiong                                                                                                                                                             July 21, 2010
Amarantus Therapeutics, Inc.
675 Almanor Avenue
Sunnyvale, CA 94085-2934

Dear Mr. Commissiong:

Pursuant to our recent conversation in which we discussed a Sponsored Research Agreement ("Agreement") to more effectively pursue our mutual research interests, the following terms are set forth below and are effective July 22, 2010.

SPONSORED RESEARCH AGREEMENT

WHEREAS, Molecular Medicine Research Institute ("MMRI") and Amarantus Therapeutics,Inc. ("Amarantus ") seek to enter into a mutually beneficial joint research project (the "Research").

WHEREAS, both parties will contribute assets to the project, MMRPs contribution to be physical plant and equipment as herein described and Amarantus' s contribution to be personnel, and in lieu of plant and equipment, a monetary contribution to MMRI, as herein described. I

NOW, THEREFORE, in consideration of the premises and mutual promises set forth herein, the parties hereto agree as follows: In furtherance of the Research, MMRI will provide the space necessary for personnel from Amarantus to collaborate with MMRI personnel at the Institute for the duration of this Agreement. Pursuant to this Agreement, MMRI agrees to provide Amarantus with the following:

1. Two hard-walled offices, if available. Cubic1e(s) for additional research scientist(s) with space for file cabinets and copier.

2. Laboratory space for one (1) research scientist and shared use of all available laboratory equipment.

3. Shared use of fully equipped tissue culture facilities.

4. Shared use of other laboratory bays, radioactivity room, darkroom area, animal research space, conference rooms, library, storage areas and receiving area as needed during the course of our experiments.

5. Use of common areas, gas cylinder/large equipment room, glassware washing room, breakroom/large conference area, kitchen area, lobby/reception area, restrooms and adjoining hallway.

Although we have a well-equipped laboratory, there may be the need for additional equipment to accomplish specific research objectives. We will provide the space needed to accommodate specialized equipment subject to our space constraints. Maintenance and calibration contracts are in place for much of the equipment presently in the laboratory.

Amarantus will be importing equipment that belongs to Amarantus into the common laboratory space at MMRI. This equipment shall be labeled "Amarantus Therapeutics, Inc." and shall remain the sole property of Amarantus, and only employees of Amarantus will be authorized to use this equipment. In the event an Affiliate member wishes to use Amarantus' equipment, they must request authorization to do so with John Commissiong. Such authorization will not be reasonably withheld, other than due to scheduling conflicts. Start date for Sponsored Research Agreement. This Agreement shall commence as of July 22, 2010. On August 1, 2010 and on the first day of each month thereafter ("Record Date"), this Agreement will be automatically renewed for an additional three month period unless the terminating party sends a written notice to the non-terminating patty on or prior to the applicable Record Date, in which case this Agreement shall terminate ninety (90) days after the Record Date. A written notice of a decrease in the number of scientists participating in the Sponsored Research Agreement requires a ninety (90) day notice. Notwithstanding the foregoing, this Agreement shall terminate automatically on March 31, 2013, which date constitutes the expiration, unless renewed, of MMRI's lease agreement with the Harris Family Trust (the "Trust Lease") and with RREEF, Inc (administered through CBRE). Further, this Agreement can be terminated by MMRl prior to March 31,2013 if the Trust Lease is terminated by the Harris Family Trust, or MMRI's Lease with RREEF is terminated by RREEF, against the wishes of MMRI.

Terms. A) The initial research fee of($11,000) will be due upon the signing of this Agreement. The initial research fee shall be returned to Amarantus thirty days after this Agreement terminates, upon payment by Amarantus of amounts owed to MMRl. B) Amarantus shall pay MMRI an ongoing Sponsored Research Fee for July of$I,774.20 (prorated for July 22-31, 2010) and $5,500 per month paid on the first of each month beginning August 1,2010 ($4,500 + 1,000). C) The ongoing research fee per scientist shall be reduced from $4,500 per month by $500 per month for each new Amarantus research scientist that joins the MMRI facility, said reduction becoming effective with the entry of the new researcher into the MMRl facility; however, the monthly research fee shall not be reduced below $3,500 for a chemistry laboratory researcher or $2,500 for a biology laboratory researcher. D) A proportional increase in the initial research fee will be due at the time that each new Amarantus research scientist joins the MMRI facility.

A charge equal to 10% of the fee will be assessed if the Sponsored Research Fee is received after the fifth (5th ) day of the month. Research supplies and expenses ordered by MMRI for Amarantus are invoiced monthly (Administrative Fee) and are due net 15 days. A charge equal to 10% of the Administrative Fee will be assessed if the fee is received after the due date.

Insurance. During the time that Amarantus has personnel and equipment at MMRI, Amarantus shall maintain in full force and effect (and provide MMRI evidence of coverage as may be requested from time to time) of Worker's Compensation insurance, Employers liability insurance (no less than $lMM in limits) and general liability coverage (coverage should be $1MM per occurrence and $2MM in aggregate) which shall include non-owned and hired auto liability coverage. Coverage for non-owned and hired auto liability coverage should be no less than $lMM for combined bodily injury and property damage. With respect to property loss and damage coverage, at Amarantus's request, MMRI will seek to obtain such coverage on your behalf and, upon approval of the coverage and the premium, will obtain such coverage and shall pass the costs thereof through to you. If MMRI is unable to obtain reasonable coverage at a reasonable cost agreeable to you, it will require you to obtain the same level of coverage yourself and at your cost.

Results of Research. MMRI employees and researchers involved in the Sponsored Research Agreement with Amarantus shall keep complete, accurate and authentic accounts, notes, data and records of the research performed under this Agreement and all results thereof. MMRI shall promptly and fully disclose to Amarantus any and all information, data and results obtained from conducting the Research (the "Results") which disclosure shall include, without limitation, copies of relevant summaries and reports, if any. Amarantus shall own all right, title and interest in and to such Results and all Intellectual Property related thereto or related to the Agreement. As used in this Agreement, "Intellectual Property" means all patents, copyrights, trade secrets, trademarks and other proprietary rights, together with all related rights, applications, filings, registrations and the like.

Proprietary Rights. MMRI agrees and acknowledges that MMRI shall acquire no rights of any kind whatsoever with respect to any Intellectual Property of Amarantus as a result of Amarantus's and MMRI's performance under this Agreement or otherwise. MMRI agrees that any invention, method, process, trade secret, or know-how conceived or first reduced to practice in the performance of its responsibilities by MMRI or its employees, alone or jointly with others, together with all Intellectual Property related thereto (collectively, "Inventions"), shall be, and remain, at all times the sole and exclusive property of Amarantus and MMRI hereby agrees to assign to Amarantus its entire right, title and interest in all Inventions. MMRI shall perform any and all acts necessary to assist Amarantus in perfecting its rights to any and all such Inventions; to the extent that this requires significant work by MMRI or its staff, Amarantus will reimburse MMRI for such work at MMRI's reasonable consulting rates.

Publication Rights. Each party to this Agreement recognizes that the publication of papers, including oral presentations and abstracts, regarding the Research, subject to reasonable controls to protect Confidential InfOIbation as defined below, will be beneficial to both parties. Accordingly, Amarantus shall have the right to review and approve any paper for publication, including ordI presentations and abstracts, which utilize any data generated from the Research or as part of this Sponsored Research Agreement. The list of authors on any such papers will be determined by using customary academic standards. Before any such paper is presented or submitted for publication, a complete copy shall be given to Amarantus at least sixty (60) days prior to presenting the paper to a publisher. Amarantus shall review any such paper and give its comments to the author and MMRI promptly. MMRI shall comply with Amarantus's request to delete references to Confidential Information in any paper or other presentation and agrees to with old publication of same an additional sixty (60) days in order to permit Amarantus to file a patent application, if Amarantus deems it necessary.

Confidential Information. Anything in this Agreement to the contrary notwithstanding, any and all knowledge, know-how, practices, processes or other information disclosed or  submitted in writing or in other tangible form by Amarantus to MMRI pursuant to this Agreement, or which MMRI becomes aware of through any means as part of this Sponsored Research Agreement ("Confidential Information"), shall be received and maintained by MMRI in strict confidence. MMRI shall use its best efforts to make sure that neither it nor its employees discloses Amarantus's Confidential Information, and in any event will use as much care in protecting Amarantus's Confidential Information as MMRI uses in protecting MMRI's own Confidential Information. MMRI expressly acknowledges that the Results shall be considered Amarantus's Confidential Information. MMRl shall not use the Confidential Information for any purpose other than those purposes specified in this Agreement. MMRl may disclose Confidential Information solely to employees requiring access thereto for the purposes of this Agreement, provided, however, that prior to making any such disclosures, each such employee shall be bound by contractual obligation to maintain Confidential Information in confidence and not use such information for any purpose other than in accordance with the terms and conditions of this Agreement. The foregoing nondisclosure obligations shall not apply to Confidential Information that MMRl can establish by competent written proof: (i) was in the public domain at the time of disclosure; (ii) after disclosure, becomes part of the public domain other than by breach of this Agreement by MMRI; or (iii) was in MMRI's possession in documentary form at the time of disclosure.

Indemnification. The parties shall each indemnify the other for any claims, losses, damages, costs and expenses, including reasonable attorneys' fees but expressly excluding all foreseeable and unforeseeable consequential damages ("Claims") arising from any third party claim resulting from the indemnifying party's gross negligence or willful misconduct in its performance of this Agreement, except that in no event shall either party be liable to the other to the extent such Claim arises out of the gross negligence or willful misconduct of the indemnified party.

Disclaimer of Warranties. MMRI PROVIDES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL (whether foreseeable or unforeseeable) DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF EITHER PARTY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

Material Breach. Either party may terminate this Agreement for any material breach of this Agreement which is not cured within thirty (30) days following notice from the nonbreaching party to the breaching party specifying such breach. Such termination shall be effective at the end of such thirty (30) days.

Effect of Termination. Termination of this Agreement shall be without prejudice to or limitation on any other remedies or any accrued obligations of either party. In addition, the obligations under Proprietary Rights, Publication Rights and Confidential Information shall survive any termination, expiration or completion of this Agreement.

No License. Nothing in this Agreement shall be construed as conferring on either party an express or implied license or option to license any disclosed Confidential Information, technology, or any patent or patent application owned by the other party.

Independent Contractors. The parties shall perform their obligations under this Agreement as independent contractors and nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. This Agreement shall not constitute, create or in any way be interpreted as a joint venture or partnership of any kind.

Nonsolicitation. During the term of this Agreement and for one (1) year thereafter, neither party shall directly or indirectly, without the prior written consent of the other party, solicit, recruit, encourage or induce any employees, directors, consultants, contractors or subcontractors of such party to leave the employ of such party, either on its own behalf or on behalf of any other person or entity. In the event of a breach of this provision and related hiring, the breaching party will pay to the other, as liquidated damages and not as a penalty, an amount equal to 30% of the first year's salary and bonus(es) ultimately agreed upon between the person solicited and the new employer. Payment of this amount will be the breaching party's total liability and the other party's only remedy for a breach of this provision.

Entire Agreement. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto and supersedes and terminates all prior agreements and understanding between the parties hereto, and there are no covenants, promises, agreements, warranties, representations,

Force Majeure. Neither MMRI nor Arnarantus shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is caused by any reason beyond MMRI's or Amarantus's respective control, including without limitation, by reason of any of the following: labor disturbances or disputes of any kind, failure of any required governmental approval, civil disorders, acts of national aggression, acts of God, energy or other conservation measures, failure of utilities, mechanical breakdowns, material shortage, disease, or similar occurrences. In the event that Amarantus is denied meaningful access to the premises due to any such reason, for a period of 30 days or less, its payment obligations under this Agreement shall be reduced pro rata for the period during or the extent to which access is denied. In the event that Amarantus is denied meaningful access to the premises due to any such reason for a period of more than 30 days, and if after that 30 days meaningful access is still not available to Amarantus, then Amarantus's payment obligations under this Agreement shall be reduced pro rata for the period during or the extent to which access is denied and Amarantus shall further have the right to terminate this Agreement upon 30 days' notice.

Governing Law; Severability. This Agreement shall be governed by the laws of the State of California as those laws are applied to contracts entered into and to be performed entirely in California by California residents. If any provision of this Agreement is determined to be unenforceable, such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.

Counterparts. This Agreement may be executed in counterparts, each of which when taken together shall constitute one and the same instrument.

Notices. All notices, demands and other communications made under this Agreement shall be in writing and shall be given either by personal delivery or by nationally recognized overnight courier (with charges prepaid) and shall be deemed to have been given or made when actually delivered.

If to MMRI:   Marie Berticevich
         Molecular Medicine Research Institute
        525 Del Rey Avenue, Suite B
         Sunnyvale, CA 94085

If to Amarantus :   Gerald Commissiong
          Amarantus Therapeutics, Inc.
          675 Almanor Ave
           Sunnyvale, CA 94085

Additional expenses to be considered (these may not be all inclusive) in planning your budget include:

• Computers and printer
• Laboratory and office supplies (including shared cost of radioactive license, radioactive materials and animals for research purposes that are purchased using the MMRI radioactivity and animal facilities licenses, respectively)
• Animal facility per diem charges (as of January 1,2010):
Regular (immunocompetent) Mice: $5.64 per cage set-up charge on the first day $3.58 per cage per day thereafter; maximum of five (5) mice per cage.
Immunodeficient Mice: $7.26 per cage set-up charge on the first day $4.97 per cage per day thereafter; maximum of five (5) mice per cage.
Regular (immunocompetent) Rats: $5.64 per cage set-up charge on the first day; $2.38 per rat per day thereafter; maximum of two (2) rats per cage.
Immunodeficient Rats: $7.26 per cage set-up charge on the first day; $3.33 per rat per day thereafter; maximum of two (2) rats per cage.
A Quality Assurance Fee of 15% of per diem expenses is assessed monthly for individuals and groups working under Sponsored Research Agreements that have space within MMRI. The Quality Assurance Fee is 30% for groups not affiliated withMMRI.
Fees are increased 10% per year on January 1 of each year.
• Laboratory coats and laundry fees
• Access keys
• Copier, copier maintenance agreement and copier supplies (a copier may be shared with MMRI for a nominal fee while Amarantus has less than four (4) employees)
• Fax machine, fax maintenance agreement and supplies
• Property insurance for your personal office and laboratory equipment
• Worker's compensation and liability insurance
• Laboratory equipment specific for your research needs and research supplies
• Waste disposal fees (shared)
• Telephone bills (monthly base bill and any long distance charges). There will be a one-time connection fee for each telephone line that is installed. Amarantus may choose its long-distance carrier DSL installation and service fee (if you choose this means of access to the internet)
• Beverage service; coffee, tea and bottled water are provided with cost sharing billed quarterly.
• Overnight shipping service

The foregoing list is mentioned by way of illustration and is not intended to be an all- inclusive list of additional expenses and services. Any of the above services listed as additional expenses that are provided by MMRI during the term of the Sponsored Research Agreement shall be agreed to in writing, invoiced monthly and be due upon presentation (net 15 days).conditions or understandings, either oral or written, between the parties hereto other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties heteto unless reduced to writing and signed by the respective authorized officers of the parties hereto.

Amarantus will be responsible for the removal and/or disposal of any radioactive or chemical waste generated during the course of experiments performed as part of our Agreement. MMRI will make every effort to provide adequate storage space for the decay of appropriate radioactive waste such as 32P. Investigators designated by Amarantus to perform research that involves radioactivity will do so under MMRI's radioactivity license and as such will abide by established procedures for the safe handling and use of radioactive materials as set [for in MMRI's radioactivity policies and procedures manual.

Please indicate your acceptance of this Agreement by signing below and returning to our office.

Sincerely yours,

/s/Edward P. Amento
Edward P. Amento, M.D.

UNDERSTOOD AND ACCEPTED

By: /s/ Gerald Commissiong	By: /s/ Edward P. Amento
Gerald Commissiong, M.D.	Edward P. Amento, M.D.
Chief Business Officer	President and CEO
Amarantus Therapeautics, Inc.	MMRI